September 20, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Audible, Inc. and, under the date of April 2, 2007, we reported on the consolidated financial statements of Audible, Inc. and subsidiary as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006.  On September 14, 2007, we were dismissed.  We have read Audible, Inc.’s statements included under Item 4.01 of its Form 8-K dated September 14, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Audible, Inc.’s statement that (i) the decision to change accountants was approved by the Audit Committee of the Board of Directors of Audible, Inc., (ii) the Audit Committee of the Board of Directors of Audible, Inc. has appointed McGladrey & Pullen, LLP as its new independent registered public accounting firm subject to the completion of their customary acceptance process for the fiscal year ending December 31, 2007, or (iii) the statements in the sixth paragraph.

Very truly yours,

/s/ KPMG LLP